EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Global Telecommunication Solutions, Inc. and subsidiaries

We consent to the incorporation by reference in the registration statement (No. 333-6925) on Form S-3 of Global Telecommunication Solutions, Inc. of our report dated May 8, 1996 with respect to the balance sheet of Global Link Teleco Corporation as of December 31, 1995 and the related statements of operations, shareholders' equity, and cash flows for the year ended December 31, 1995, which report appears in the Form 8-K/A of Global Telecommunication Solutions, Inc. dated March 1, 1996.

/s/ KPMG Peat Marwick LLP
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KPMG PEAT MARWICK LLP


Philadelphia, Pennsylvania
September 27, 1996



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